EXHIBIT 99.1

News Release

Brooke Credit Corporation Closes $45 Million Debt Offering

OVERLAND PARK, Kan., Nov. 1, 2006 – Michael Lowry, president and chief executive officer of Brooke Credit Corporation, the finance company subsidiary of Brooke Corporation (Nasdaq: BXXX), announced Brooke Credit has closed a private placement debt offering consisting of $45 million in fixed rate notes, coupled with warrants, to a group of accredited institutional investors. No principal payments are required until scheduled maturity in April 2013. Morgan Joseph & Co. Inc. served as the sole transaction advisor and placement agent for the debt offering.

Approximately $18.2 million of loan proceeds will be used to repay borrowings used to fund the over-collateralization requirements associated with securitizations previously closed by the company, and the remainder of proceeds will be used to fund the company’s growing loan portfolio and pay various closing costs associated with the transaction. The repayment of borrowings from the proceeds will also enable Brooke Credit to utilize the monthly cash flow residual payments from its six previous securitizations to help fund growth. In the past, these residuals were automatically applied towards the securitization over-collateralization borrowings each month, as required as part of the financing arrangement.

In conjunction with this financing, warrants were issued to purchase common shares of Brooke Credit Corporation for a nominal amount, subject to anti-dilution adjustments. These warrants are exercisable immediately.

“We are pleased to announce the closing of this debt offering,” Lowry stated. “To date in 2006, Brooke Credit has experienced an annualized growth rate in its loan portfolio of approximately 65 percent. This new capital, combined with the $52 million securitization and $80 million credit facility closed during the third quarter, better positions Brooke Credit to capitalize on lending opportunities within our target market and continue on this growth path.”

About Brooke Credit Corporation…Brooke Credit Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $412.5 million on Sept. 30, 2006. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

Contact… Anita Larson, Brooke Corporation, larsa@brookecorp.com or (913) 661-0123

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This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with the exercise of the warrants to be issued as a part of the transaction or the valuation thereof in the event that, under certain circumstances, the Company pays cash for the warrants, the ability of the parties to the debt transaction agreements to comply with all covenants and obligations contained therein, the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at www.sec.gov.